THOMPSON COBURN DRAFT DECEMBER 6, 2001

                                     *    , 2001

Board of Directors
Laser Vision Centers, Inc.
540 Maryville Centre Drive
Suite 200
St. Louis, Missouri 63141

TLC Laser Eye Centers, Inc.
5280 Solar Drive
Suite 300
Mississauga, Ontario L4W 5M8

Ladies and Gentlemen:

            You have requested our opinion with regard to certain federal income tax consequences of the proposed merger (the "Merger") of TLC Acquisition II Corp. ("Merger Sub), a wholly owned subsidiary of TLC Laser Eye Centers Inc. ("TLC"), with and into Laser Vision Centers, Inc. ("LaserVision").

            In connection with the preparation of our opinion, we have examined and have relied upon the following:

            (i) The Agreement and Plan of Merger by and among LaserVision, TLC, and Merger Sub, dated as of August 25, 2001, including the schedules and exhibits thereto (the "Agreement");

            (ii) TLC's Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus contained therein, filed with the Securities and Exchange Commission on October 12, 2001, as supplemented and amended to the date hereof;

            (iii) The representations and undertaking of TLC substantially in the form of Exhibit A hereto; and

            (iv) The representations and undertakings of LaserVision substantially in the form of Exhibit B hereto.

            Our opinion is based solely upon applicable law and the factual information and undertakings contained in the above-mentioned documents. In rendering our opinion, we have assumed the accuracy of all information and the performance of all undertakings contained in each of such documents, and we have assumed that all representations made to the knowledge of any person or entity or with similar qualification will be true and correct as if made without such qualification. We also have assumed the authenticity of all original documents, the conformity of all copies to the original documents, and the genuineness of all signatures. We have not attempted to verify independently the accuracy of any information in any such document, and we have assumed that such documents accurately and completely set forth all material facts relevant to this opinion. With regard to Section 367 of the Internal Revenue Code of 1986, as amended (the "Code"), we have assumed, based on representations of TLC and LaserVision, that
(i) each LaserVision shareholder that owns, actually and constructively, 5

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percent or more of either the total voting power or the total value of the common shares of TLC immediately after the Merger will timely enter into a five-year "gain recognition agreement" with the Internal Revenue Service in accordance with Section 1.367(a)-8 of the Treasury Regulations, (ii) TLC will not dispose of the stock of LaserVision or sell substantially all of the assets of LaserVision in a manner that will trigger any gain to any LaserVision shareholder that has entered into a gain recognition agreement with the Internal Revenue Service in accordance with the provisions set forth in Section 1.367(a)-8 of the Treasury Regulations, and (iii) section 367(a)(1) of the Code will not apply to any LaserVision shareholder that owns, actually and constructively, less than 5 percent of each of the total voting power or the total value of the common shares of TLC immediately after the Merger. All of our assumptions were made with your consent. If any fact or assumption described herein or below is incorrect, any or all of the federal income tax consequences described herein may be inapplicable.

                                     OPINION

            Subject to the foregoing, to the conditions and limitations expressed elsewhere herein, and assuming that the Merger is consummated in accordance with the Agreement, we are of the opinion that for federal income tax purposes:

            1. The Merger will constitute a reorganization within the meaning of section 368(a)(1) of the Code, and each of LaserVision, TLC, and Merger Sub will be a "party to a reorganization" within the meaning of section 368(b) of the Code.

            2. Assuming that section 367(a)(1) of the Code does not apply, each shareholder of LaserVision who exchanges, in the Merger, his or its shares of LaserVision common stock solely for TLC common shares:

                  a) will recognize no gain or loss as a result of the exchange, except with regard to cash received in lieu of a fractional share, as discussed below (Code section 354(a)(1));

                  b) will have an aggregate basis for the TLC common shares
            received (including any fractional TLC common share deemed to be received, as described in paragraph 3, below) equal to the aggregate adjusted tax basis of the shares of LaserVision common stock surrendered (Code section 358(a)(1)); and

                  c) will have a holding period for the TLC common shares
            received (including any fractional TLC common share deemed to be received, as described in paragraph 3, below) which includes the period during which the shares of LaserVision common stock surrendered were held, provided that the shares of LaserVision common stock surrendered were capital assets in the hands of such holder at the time of the Merger (Code section 1223(1)).

            3. Each shareholder of LaserVision who receives, in the Merger, cash in lieu of a fractional TLC common share will be treated as if the fractional share had been received in the Merger

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and then redeemed by TLC. Provided that the shares of LaserVision common stock surrendered were capital assets in the hands of such holder at the time of the Merger, the receipt of such cash will cause the recipient to recognize capital gain or loss, equal to the difference between the amount of cash received and the portion of such holder's basis in the TLC common shares allocable to the fractional share (Code sections 1001 and 1222; Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc. 77-41, 1977-2 C.B. 574).

                             * * * * * * * * * * * *

            We express no opinion with regard to: (1) the federal income tax consequences of the Merger not addressed expressly by this opinion, including without limitation, (i) the tax consequences, if any, to those shareholders of LaserVision who acquired shares of LaserVision common stock pursuant to the exercise of employee stock options or otherwise as compensation, and (ii) the tax consequences to special classes of shareholders, if any, including without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans, and dealers in securities; and (2) federal, state, local, or foreign taxes (or any other federal, state, local, or foreign laws) not specifically referred to and discussed herein. Further, our opinion is based upon the Code, Treasury Regulations proposed or promulgated thereunder, and administrative interpretations and judicial precedents relating thereto, all of which are subject to change at any time, possibly with retroactive effect, and we assume no obligation to advise you of any subsequent change thereto. If there is any change in the applicable law or regulations, or if there is any new administrative or judicial interpretation of the applicable law or regulations, any or all of the federal income tax consequences described herein may become inapplicable.

            The foregoing opinion reflects our legal judgment solely on the issues presented and discussed herein. This opinion has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or any court of competent jurisdiction will agree with this opinion.

            We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references made to this letter and to this firm in the Registration Statement.

                                              Very truly yours,